UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2006

STATE BANCORP, INC.
(Exact name of registrant as specified in its charter)

    New York                                   0-14874          11-2846511
(State or other jurisdiction of             (Commission    (I.R.S. Employer
incorporation or organization)                 File Number)    Identification No.)

699 Hillside Avenue, New Hyde Park, NY    11040-2512
(Address of principal executive offices)      (Zip Code)

Registrant's telephone number including area code:  (516) 437-1000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Revolving Credit Agreement

On June 6, 2006, State Bancorp, Inc. (the “Company”) entered into a Revolving Credit Agreement (the “Credit Agreement”) with Manufacturers and Traders Trust Company (“M&T”). Under the Credit Agreement, M&T has made available to the Company a revolving line of credit of up to $10,000,000, the full amount of which has been drawn by the Company and contributed to the Bank as capital. All amounts outstanding under the Credit Agreement will bear interest at a rate equal to LIBOR plus 160 basis points and will be due and payable on January 31, 2008. The Credit Agreement provides for certain customary affirmative and negative covenants and events of default, including but not limited to limitations on other encumbrances, other indebtedness, mergers, acquisitions, asset sales, and investments, as well as maintenance of the following financial ratios (measured quarterly beginning June 30, 2006).

Maximum Ratio of non-performing assets to Loans plus other real estate owned	1.35%
Minimum Ratio of Loan Loss Reserves to Gross Loans	1.25%
Minimum Tier 1 Capital Ratio	4.00%
Minimum Total Risk-based Capital Ratio	8.00%
Minimum Tier 1 Leverage Ratio	4.00%

As security for its obligations under the Credit Agreement, the Company has pledged all of the outstanding capital stock of the Bank to M&T.

Subordinated Notes Offering

On June 8, 2006, the Company issued $10,000,000 in aggregate principal amount of its 8.25% Subordinated Notes Due June 15, 2013 (the “Notes”)pursuant to a purchase agreement, dated June 6, 2006, between the Company and the initial purchaser named therein. The Notes were issued pursuant to an Indenture, dated as of June 8, 2006, by and between the Company and Wilmington Trust Company, as trustee (the “Indenture”). The Notes are unsecured and rank subordinate and junior to all of the Company’s senior indebtedness to the extent and in the manner set forth in the Indenture. Interest on the Notes is payable semi-annually in arrears at an annual rate of 8.25% on June 15 and December 15 of each year, beginning December 15, 2006. The Notes will mature on June 15, 2013 and are not redeemable before that date. The net proceeds from the sale of the Notes, after deducting offering expenses and the initial purchaser’s discount, were approximately $9,450,000. The Company intends to use the net proceeds from the offering for general corporate purposes. The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the Notes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On June 9, 2006, the Company issued a press release announcing its entry into the Revolving Credit Agreement and the issuance of the Notes. A copy of the press release is furnished as Exhibit 99.1 to this Current Report and incorporated herein by reference.

The following table sets forth the actual and pro forma regulatory capital amounts and ratios of the Company and the Bank at December 31, 2005, and March 31, 2006.  The actual regulatory capital amounts and ratios exclude deferred tax assets to the extent disallowable under applicable bank regulatory capital requirements.

	As Reported on Original Regulatory Filings		As Amended to Exclude Disallowed Portion of Deferred Tax Assets Under Applicable Regulatory Capital Requirements		Pro-Forma 1)		Required For Capital Adequacy Purposes		Required To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2005:
Tier I Capital to Total Adjusted Average Assets (Leverage):
State Bancorp	$78,735	5.04%	$66,665	4.30%	$66,665	4.28%	$62,360	4.00%	N/A	N/A
Bank	$78,239	5.01%	$66,169	4.27%	$76,169	4.89%	$62,331	4.00%	$77,913	5.00%
Tier I Capital to Risk-Weighted Assets:
State Bancorp	$78,735	7.00%	$66,665	5.99%	$66,665	5.98%	$44,573	4.00%	N/A	N/A
Bank	$78,239	6.96%	$66,169	5.94%	$76,169	6.84%	$44,544	4.00%	$66,816	6.00%
Total Capital to Risk-Weighted Assets:
State Bancorp	$92,806	8.25%	$80,586	7.24%	$90,586	8.13%	$89,146	8.00%	N/A	N/A
Bank	$92,301	8.22%	$80,080	7.19%	$90,080	8.09%	$89,087	8.00%	$111,359	10.00%

As of March 31, 2006:
Tier I Capital to Total Adjusted Average Assets (Leverage):
State Bancorp	$82,388	5.08%	$70,373	4.37%	$68,703	4.24%	$64,776	4.00%	N/A	N/A
Bank	$81,932	5.05%	$69,917	4.35%	$78,567	4.85%	$64,758	4.00%	$80,947	5.00%
Tier I Capital to Risk-Weighted Assets:
State Bancorp	$82,388	7.26%	$70,373	6.27%	$68,703	6.11%	$44,999	4.00%	N/A	N/A
Bank	$81,932	7.22%	$69,917	6.22%	$78,567	6.99%	$44,990	4.00%	$67,484	6.00%
Total Capital to Risk-Weighted Assets:
State Bancorp	$96,602	8.51%	$84,437	7.52%	$92,767	8.25%	$89,999	8.00%	N/A	N/A
Bank	$96,143	8.47%	$83,978	7.47%	$92,628	8.24%	$89,979	8.00%	$112,474	10.00%

1) December 31, 2005 and March 31, 2006 pro-forma capital amounts and ratios give effect to (i) the contribution by the Company to the Bank of $10 million in proceeds drawn by the Company under the Revolving Credit Agreement and (ii) the issuance of the Notes. The March 31, 2006 pro-forma capital amounts and ratios also give effect to the payment of a $0.15 per share cash dividend by the Company on June 9, 2006.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1 Press Release, dated June 9, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE BANCORP, INC.

Date: June 12, 2006	By:	/s/ Brian Finneran
Brian Finneran
Chief Financial Officer